Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-150232) and related Prospectus of Corcept Therapeutics Incorporated (a development stage company) for the registration of common stock and to the incorporation by reference therein of our report dated March 26, 2010, with respect to the financial statements of Corcept Therapeutics Incorporated (a development stage company) included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

April 27, 2010